Exhibit 99.01

The Edward W. Scripps Trust ends

Family’s next generation will control The E.W. Scripps Company

For immediate release October 19, 2012	(NYSE: SSP)

CINCINNATI – The Edward W. Scripps Trust, which has controlled The E.W. Scripps Company since the trust’s inception in 1922, ended yesterday upon the death of Robert P. Scripps, a grandson of the founder. He was the last of Edward W. Scripps’ descendants upon whom the duration of the trust was based.

All of the assets of the trust, including Class A Common Shares and Common Voting Shares of The E.W. Scripps Company, will be distributed to certain descendants of E. W. Scripps. The company’s Class A Common Shares are traded on the New York Stock Exchange under the symbol “SSP.” There is no public market for the company’s other class of stock – Common Voting – which elects a majority of the company’s directors.

As of Sept. 30, 2012, the trust owned 30.4 percent of the company’s outstanding 42.9 million Class A Common Shares and 89.6 percent of the outstanding 11.9 million Common Voting Shares. Together those shares represent 43 percent of the economic interest in the company.

Certain surviving trust beneficiaries, and certain members of the John P. Scripps family and trusts for their benefit, are signatories to an agreement that governs the transfer of Common Voting Shares. The agreement, known as the Scripps Family Agreement, becomes effective with the trust’s termination. (John P. Scripps, an operator of West Coast-based newspapers was a grandson of Edward W. Scripps and a cousin of Robert P. Scripps.) Taken together shares held under the agreement represent approximately 98.5 percent of the Common Voting shares.

The Scripps Family Agreement also sets forth a process for the family to vote its shares on company matters, including the election of directors. Three of E. W. Scripps’ great-grandchildren, Nackey E. Scagliotti, Mary M. Peirce and Paul K. Scripps, and Anne M. La Dow, a great-great granddaughter, currently serve as directors of the company. Mrs. Scagliotti is chairwoman of the board.

The trust beneficiaries have been meeting annually since the early 1990s in preparation for the termination of the trust and the distribution of its assets.

The distribution of the trust’s assets, however, will not occur immediately, pending customary legal proceedings.

In 2011, the Trustees of the Trust filed a Petition for Instructions and Declaratory Relief with an Ohio Probate Court that seeks (i) to prepare for the administration of the Trust following its eventual termination, (ii) to determine the identities of named beneficiaries and the identities of others who may be entitled to distributions from the Trust, (iii) to authorize, subject to clause (iv) below, the Trustees to continue the investment and management of the Trust’s assets during the period between Trust termination and final distribution of assets (“winding-up period”), (iv) to authorize the Trustees to vote the Common Voting Shares of the Company during the winding-up period in accordance with the procedures set forth in the Scripps Family Agreement and (v) to confirm the Trustees’ views on a number of other issues. The Petition was filed under seal in accordance with Ohio court rules, and the parties to the action are bound by a protective order issued by the Court that limits disclosure with respect to the proceedings.

“Scripps and its shareholders have benefited from the continuity in leadership that The Edward W. Scripps Trust has provided these many years. Going forward, we anticipate a smooth transition in the control of the company and will rely on the support of our founder’s great-grandchildren to help us fulfill the company’s mission and strategic objectives,” said Rich Boehne, the company’s president and chief executive officer.

“This is a difficult and emotional time for our family as the final member of our parents’ generation has passed into history,” said Mrs. Scagliotti. “The E.W. Scripps Company is a great, diverse media company. As a family, we support the company’s mission, editorial independence and commitment to excellence in its products and services. We believe that this Company has a great future and look forward to continuing the special relationship between our family and the company.”

About Robert P. Scripps

The eldest child of Robert Paine and Margaret Culbertson Scripps, Bob Scripps served as a director of The E.W. Scripps Company from 1949 until 1997, and was a long-time vice chairman of The Edward W. Scripps Trust.

“Bob brought many decades of wisdom and guidance to The E.W. Scripps Company,” said Boehne. “He left an indelible stamp of quality and high standards on our enterprise, and his philanthropy has improved dozens of communities from coast to coast.”

In addition to business leadership, Bob Scripps shared with his grandfather a love for the land that took root at Miramar, the 2,100-acre ranch in Southern California that was a home of Edward W. Scripps’ family. Bob Scripps cultivated his love of farming at Miramar Ranch, and continued it at his ranch home in Texas where he raised peaches and plums.

Scripps started in the family business during the depression when he “ran calculators” at the Cincinnati headquarters for the same $20 per week paid to other beginners. He returned to Miramar in the late 1930s, and in 1941 he was drafted as a private in the Army infantry. Within days of the attack on Pearl Harbor, he shipped out of San Francisco for Guadalcanal, eventually serving in the Georgia Islands, the Solomon Islands and the Philippines. He was on a troop ship bound for home when the first atomic bomb was dropped.

After the war, Scripps returned to farming, but he remained active in family businesses. He frequently traveled to Cincinnati for trustee and board meetings, including those of the Scripps Howard Foundation, on whose board he was a trustee emeritus.

“More than just a generous philanthropist, Bob made his giving durable by helping us expand the reach and influence of our grants,” said Mike Philipps, president and CEO of the Scripps Howard Foundation. “His vision helped the foundation create the Community Fund, which improves the quality of life in communities where Scripps conducts business. Because of the broad outreach of the Community Fund, it would be impossible to count the many lives that have been improved because of Bob Scripps.”

His other interests ranged from commercial beekeeping to steamboats, a side business begun decades ago when he started making steam engines that he sold to other hobbyists. He had his own steamboat on a lake near Fredericksburg, Texas, and he brought a 38-foot steam-powered sternwheeler up the Mississippi and Ohio Rivers to the first Tall Stacks steamboat gathering in Cincinnati in 1988.

In 1948, Scripps married the former Mariana Rocha, who died in 2006. They had 11 children and many grandchildren and great-grandchildren.

About The E.W. Scripps Company

Scripps (www.scripps.com) is a leading media enterprise that embraces its rich history in delivering high-quality journalism through television stations, newspapers and the Scripps Howard News Service, while developing and expanding its digital strategies, including social gaming, for multiple platforms. The company provides community-changing breaking news, story-telling, investigations and interactive outreach at 19 television stations in major markets such as Denver, San Diego, Detroit, Phoenix, Cleveland, Cincinnati and Tampa, and 13 newspaper markets, including Memphis, Knoxville, Naples, Fla., and Corpus Christi, Texas. Since 1941, Scripps has operated the National Spelling Bee, one of America’s most-enduring celebrations of academic excellence. For a full listing of Scripps media companies and their associated Web sites, visit http://www.scripps.com/.

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Contact Tim King, The E.W. Scripps Company, 513-977-3732

tim.king@scripps.com

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